As filed with the Securities and Exchange Commission on June 13, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________________________
SILA REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Maryland	46-1854011
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1001 Water Street, Suite 800 Tampa, Florida	33602
(Address of Principal Executive Offices)	(Zip Code)
Sila Realty Trust, Inc. Amended and Restated 2014 Restricted Share Plan
(Full title of the Plan)
Michael A. Seton
President and Chief Executive Officer
Sila Realty Trust, Inc.
1001 Water Street
Suite 800
Tampa, Florida 33602
(Name and address of agent for service)
813-287-0101
(Telephone number, including area code, of agent for service)
___________________________________________

Copies to:
Michael E. McTiernan	Kay C. Neely
Andrew S. Zahn	Chief Financial Officer and Secretary
Hogan Lovells US LLP	Sila Realty Trust, Inc.
555 Thirteenth Street, NW	1001 Water Street
Washington, DC 20004-1109	Suite 800
(202) 637-5600	Tampa, Florida 33602
(813) 316-4284
___________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Sila Realty Trust, Inc. (the "Company" or "Registrant") is filing with the Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering 1,000,000 additional shares of the Company’s common stock, par value $0.01 per share (the "Common Stock"), reserved for issuance under the Sila Realty Trust, Inc. Amended and Restated 2014 Restricted Share Plan (the “Plan”). On April 2, 2025, the Company’s Board of Directors approved, subject to shareholder approval, the amendment and restatement of the Plan to, among other things, increase the number of shares of Common Stock that may be issued under the Plan by 1,000,000 shares. On May 21, 2025, the Company's stockholders approved the amendment and restatement of the Plan. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the SEC on June 10, 2024 (Commission File No. 333-280085).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.         Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:
(a)The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed by the Company with the SEC on March 3, 2025;
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed by the Company with the SEC on May 9, 2025;
(c)The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed by the Company with the SEC on February 19, 2025, February 25, 2025, May 7, 2025 (as amended by the Current Report on Form 8-K/A filed by the Company with the SEC on May 9, 2025), and May 21, 2025;
(d)The Company’s Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, filed by the Company with the SEC on April 4, 2025 (with respect to the information contained therein that is incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024); and
(e)The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-42129) filed with the SEC on June 10, 2024, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.         Description of Securities.
Not Applicable.
Item 5.         Interests of Named Experts and Counsel.
Not Applicable.
Item 6.         Indemnifications of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking, which may be unsecured, by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct has not been met.
Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
Our charter also permits us, with the approval of our Board of Directors, to indemnify and advance expenses to an individual who served a predecessor of ours in any of the capacities described above and to any employee or agent of the

Company or a predecessor of the Company.
We have entered into indemnification agreements with certain of our current and former directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Item 7.        Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.

Exhibit No.	Description

4.1
Third Articles of Amendment and Restatement (included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on August 15, 2022, and incorporated herein by reference).

4.1.1
Articles of Amendment effecting Reverse Stock Split (included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on April 8, 2024, and incorporated herein by reference).

4.1.2	Articles of Amendment adjusting Par Value (included as Exhibit 3.2 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on April 8, 2024, and incorporated herein by reference).

4.1.3
Articles Supplementary reclassifying unissued stock (included as exhibit 3.1.3 to the Registrant's Quarterly Report on Form 10-Q (File No. 001-42129) filed on August 7, 2024, and incorporated herein by reference).

4.1.4
Articles of Amendment renaming Class A Stock to Common Stock (included as exhibit 3.1.4 to the Registrant's Quarterly Report on Form 10-Q (File No. 001-42129) filed on August 7, 2024, and incorporated herein by reference).

4.2
Sila Realty Trust, Inc. Amended and Restated Bylaws, as amended November 18, 2024 (included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-42129) filed on November 19, 2024, and incorporated herein by reference).

4.3
Sila Realty Trust, Inc. Amended and Restated 2014 Restricted Share Plan (included as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 001-42129) filed on May 21, 2025, and incorporated herein by reference).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107.1*	Filing Fee Table.

* Included herewith.

Item 9.         Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee”

table, as applicable, in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 13, 2025.

Sila Realty Trust, Inc.

By:	/s/ MICHAEL A. SETON
Michael A. Seton
President, Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael A. Seton and Kay C. Neely and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL A. SETON	President, Chief Executive Officer and Director	June 13, 2025
Michael A. Seton	(Principal Executive Officer)

/s/ KAY C. NEELY	Chief Financial Officer, Executive Vice President and Treasurer	June 13, 2025
Kay C. Neely	(Principal Financial Officer and
Principal Accounting Officer)

/s/ JONATHAN KUCHIN	Chair of the Board	June 13, 2025
Jonathan Kuchin

/s/ Z. JAMIE BEHAR	Director	June 13, 2025
Z. Jamie Behar

/s/ ADRIENNE KIRBY	Director	June 13, 2025
Adrienne Kirby

/s/ VERETT MIMS	Director	June 13, 2025
Verett Mims

/s/ ROGER PRATT	Director	June 13, 2025
Roger Pratt